Exhibit 10.02
P.O. Box 7850
Mountain View CA 94039-7850
September 6, 2005

Dear                                         :
I am pleased to inform you that the Compensation and Organizational Development Committee has approved the increase of your annual bonus target from 60% to 75%.
This letter documents the increase and amends your Employment Agreement dated May 10, 2005 to reflect the increase of your annual bonus target from 60% to 75%. All other terms and conditions of your Employment Agreement remain in full force and effect.
Please indicate your acceptance of this amendment to your Employment Agreement by singing and dating this letter.
Very truly yours,
Stephen M. Bennett
President and Chief Executive Officer

Accepted: